UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G


Under the Securities Exchange Act of 1934

(Amendment No. 20)*


LAB HOLDINGS, INC.
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(Name of Issuer)


$1.00 Par Value Common Stock
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(Title of Class of Securities)


811905 10 8
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(CUSIP Number)


12/31/97
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Date of Event Which Requires Filing of This Statement


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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		/ /	Rule 13d-1(b)
		/ /	Rule 13d-1(c)
		/X/	Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 811905 10 8

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Check the following box if a fee is being paid with this statement. / /.

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(1)	Names of Reporting Persons, or I.R.S. Identification Nos. of Above
Persons (entities only)

		William D. Grant
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(2)	Check the Appropriate Box if a Member of a Group  (a) / /
	(See Instructions)                                (b) / /

		Inapplicable

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(3)	SEC Use Only

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(4)	Citizenship or Place of Organization

	United States

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                     (5)	Sole Voting Power
				                     819,771

Number of Shares
Beneficially	        -----------------------------------------------------
Owned by
Each			              (6)	Shared Voting Power
Reporting                266,876
Person
With			              -----------------------------------------------------

			                  (7)	Sole Dispositive Power
                         819,771

                     -----------------------------------------------------

			                  (8)	Shared Dispositive Power
                         266,876


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(9)	Aggregate Amount Beneficially Owned By Each Reporting Person

	1,086,647

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(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

	None

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(11)	Percent of Class Represented by Amount in Row 9

	16.7%

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(12)	Type of Reporting Person*

	IN
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ITEM 1.

	(a)	Name of Issuer:

		Lab Holdings, Inc.

	(b)	Address of Issuer's Principal Executive Offices:

		5000 W. 95th Street
		Suite 260
		Shawnee Mission, KS  66207


ITEM 2.

	(a)	Name of Person Filing:

		William D. Grant

	(b)	Address of Principal Business Office or, if none, Residence:

		One Ward Parkway
		Suite 130
		Kansas City, MO  64112

	(c)	Citizenship:

		United States

	(d)	Title of Class of Securities:

		$1.00 par value common stock

	(e)	CUSIP Number:

		811905 10 8


ITEM 3.	If this statement is filed pursuant to Sections 240.13d-1(b), or
240.13d-2(b) or (c), check whether the person filing is a:

This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c)


ITEM 4.	Ownership

	(a)	Amount Beneficially Owned:  1,086,647.

	(b)	Percent of Class:           16.7%

	(c)	Number of shares as to which the person has:

		(i)	sole power to vote or to direct the vote:  819,771

		(ii)	shared power to vote or to direct the vote:  266,876

		(iii)	sole power to dispose or to direct the disposition of:
			819,771

		(iv)	shared power to dispose or to direct the disposition of:
			266,876


ITEM 5.	Ownership of Five Percent or Less of a Class:

		Not applicable


ITEM 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Other persons have the right to receive dividends on 432,357 shares of the above listed securities. The only person who has such interest in more than 5% of the described class of shares is Frances G. Peterson.


ITEM 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company:

		Not applicable


ITEM 8.	Identification and Classification of Members of the Group:

		Not applicable


ITEM 9.	Notice of Dissolution of Group:

		Not applicable


ITEM 10.	Certifications:

		Not filing pursuant to Rule 13d-1(b) or Rule 13d-1(c)



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


							S/William D. Grant
							_____________________________________
							William D. Grant


Dated:  April 10, 1998





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